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                                                                 [KEY CORP LOGO]

                                                                   Exhibit 10.10

HENRY L. MEYER III
Chairman and Chief Executive Officer                    KEYCORP
                                                        127 Public Square
February 11, 2002                                       Cleveland, OH 44114-1306

                                                        Tel: (216) 689-5715

Mr. Thomas W. Bunn
628 Hempstead Place
Charlotte, NC 28207

Dear Tom:

On behalf of KeyCorp, I am delighted to extend you our offer of employment as the Senior Executive Vice-President for Key Corporate Finance, reporting directly to me. In this role you will also be a member of my Senior Staff as well as the Company's Executive Council.

I am pleased to advise you that the Compensation and Organization Committee has approved the following employment terms, effective with your start date:

For 2002

      - BASE SALARY: $500,000 per annum, payable semi-monthly. Your first salary review will be in April 2004 and will occur annually thereafter.

      - CASH INCENTIVE: $1,250,000 guaranteed payment, payable when other annual incentives are paid, no later than March 15, 2003.

      - LONG TERM: You will be a participant in the Company's 2002-2004 Long Term Incentive Compensation (LTIC) plan cycle. Your award for this cycle will be $500,000 and this award will be denominated in restricted stock shares per the terms of the plan. A description of the plan is enclosed for your review.

      - STOCK OPTIONS: You will be awarded 125,000 stock options effective with your employment date. Of these shares, 75,000 will vest one-third per year (fully vested in three years) from the grant date. The remaining 50,000 options will vest three years from the anniversary of your start date. The exercise price for all shares will be established on your date of employment. To the maximum extent permissible under Internal Revenue Code limitations, the options will be incentive stock options (ISOs), with the balance being non-qualified options (NQOs). A copy of the KeyCorp Amended and Restated 1991 Equity Compensation Plan, which governs these options, is enclosed.

      - SPECIAL SIGNING GRANT: Effective on your start date you will be granted a signing bonus of $600,000. This award will be denominated in phantom stock shares, effective on your start date, and will be paid to you in KeyCorp Common Stock at the end of the vesting period. One-third of the amount will vest each year for three years, on the anniversary of your start date.
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Mr. Thomas W. Bunn
February 11, 2002
Page 2

For 2003

      -     BASE SALARY: $500,000, the same as your 2002 salary.

      - CASH INCENTIVE: $1,250,000 guaranteed payment, payable when other annual awards are paid, but no later than March 15, 2004.

      - LONG TERM: Similar to 2002, you will be a participant in the Company's Long Term Incentive Compensation Plan. Under the current plan, a new three-year cycle (2003-2005) begins each year. Your grant will be $500,000 and will be denominated in restricted stock, per the terms of the plan.

      - STOCK OPTIONS: You will receive a stock option grant of 125,000 shares. These options will vest one third per year (fully vested in three years) from the date of grant. The exercise price will be set at the date of grant.

Beginning with your initial cash incentive award in the first quarter of 2003, all amounts over $100,000 will be subject to the terms and conditions of KeyCorp's Automatic Deferral Plan then in place. A copy of the KeyCorp Automatic Deferral Plan Executive Compensation Communication, dated August 2000, is enclosed.

As we agreed, your initial responsibilities will be to lead our Key Corporate Finance organization. Further, your role will be expanded, no later than September 1, 2002, to include responsibility for investment banking and capital market activities.

As we discussed, we will review with you, prior to any release, external and internal communications concerning you joining Key.

In addition, you will be eligible for the following:

CHANGE OF CONTROL AGREEMENT: You will be provided with a Change of Control Agreement of the type generally given to other KeyCorp senior officers. A draft copy of the current agreement is enclosed for your review.

EXECUTIVE PERQUISITES: You will be eligible for the following:

      - Membership in one luncheon club in Cleveland. The company will pay any initiation fees, if required, and your monthly dues and any assessments. Reimbursement for monthly expenses will automatically be made through payroll and will be grossed-up for tax purposes.

      - Initiation fees in a personal country club, if you desire. Any subsequent expenses (i.e., monthly dues, assessments, personal expenses, annual fees) will be paid by you. Business related expenses, of course, may be reimbursed through our expense reimbursement process.
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Mr. Thomas W. Bunn
February 11, 2002
Page 3



      - Membership in one "Corporate Golf Club." The Company will pay for any initiation fees, if required, and your monthly dues and any assessments. Reimbursement for monthly expenses will automatically be made through payroll and will be grossed up for tax purposes.

Following the guaranteed period, beginning in 2004, you will participate in the Short Term Incentive Compensation (STIC) program. Your current annualized target incentive opportunity is $1,250,000. Your actual individual award will be based on the company's performance, the performance of the businesses for which you have responsibility and your individual contributions.

Also, in 2004 you will participate in KeyCorp's Stock Option Program. Based on our current program you would have a stock option target of 100,000 shares. Options currently vest one-third per year (fully vested in three years) from the grant date and the exercise price of the options has historically been based on the price of the stock at the time of the grant. All stock option awards are discretionary, subject to the approval of the Compensation and Organization Committee of KeyCorp's Board and are presently granted in accordance with the KeyCorp Amended and Restated 1991 Equity Compensation Plan.

You will also continue to be eligible to participate in the KeyCorp Long-Term Incentive Plan (LTIC). Your target award will be $500,000.

A copy of your relocation summary is enclosed with this letter for your information. All of the services will be grossed up for Federal, state, local and FICA taxes. If you voluntarily terminate your employment with KeyCorp within one year of your hire date, you will be responsible for repayment of 100% of the total relocation expense incurred by KeyCorp. If you voluntarily terminate after one-year, but within two years of your hire date, you will be responsible for repayment of one-half of the total relocation expense. Our relocation firm will be in touch with you shortly to discuss relocation arrangements with you. We also agree that as part of your relocation we will make the following exceptions. First, we will provide temporary living arrangements for a maximum of six months, if required. Second, you will be permitted two return trips home each month during the period of your temporary living arrangements, to a maximum of six months. Third, for purposes of your relocation, your mountain home will be considered your primary residence.

As an employee you are also eligible for the following company benefits:

      - Participation in the 401(k) and cash balance and the excess 401(k) and cash balance plans in accordance with plan documents.

      - Enrollment in Medical, Dental, Life Insurance and other insurance coverage according to company policy and coverage limits (coverage begins the first of the month following employment).

      - In accordance with policy, beginning in 2002, you will be eligible for 25 days of paid time off (PTO).
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Mr. Thomas W. Bunn
February 11, 2002
Page 4


      - These and additional benefits are outlined in the New Employee Resources Guide, which I have included. (The company reserves the right to revise benefits at any time to comply with regulatory changes and/or changes in company policies.)

This employment offer and the compensation payable to you as set forth above are contingent upon satisfactory completion of the following in KeyCorp's judgment:

      -     Application for employment and related documents.

      - Review of references, a pre-employment drug screen and a background investigation.

      - A review for FDIC prohibited offenses which includes fingerprints taken on or about the first day of employment and which can take up to six months to process.

      - KeyCorp reserves the right to withdraw its offer of employment or to terminate your employment (if you become employed at KeyCorp) if the results of the applicant review are unsatisfactory in KeyCorp's judgment.

You will report directly to me, at least through March 15, 2004. Also, in the event that you are terminated by Key, (other than for "Cause," as defined in the Change of Control Agreement), prior to March 15, 2004, you will be entitled to receive the remainder of the guaranteed compensation, including base salary, cash incentive, vesting of all options, signing bonus and restricted stock granted to you under this letter agreement within 30 days of said termination.

Tom, we are very excited about the prospect of you joining Key and look forward to a mutually beneficial and rewarding relationship.

Sincerely,

/s/Henry

Henry L. Meyer III


AGREED TO:        /s/Thomas W. Bunn
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                    Thomas W. Bunn

Dated: February 16, 2002
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